Calculation of Filing Fee Tables
S-3
BALL Corp
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Debt Securities of Ball Corporation	457(r)				0.0001531
Fees to be Paid	2	Equity	Common Stock of Ball Corporation, without par value	457(r)				0.0001531
Fees to be Paid	3	Equity	Preferred Stock of Ball Corporation without par value	457(r)				0.0001531
Fees to be Paid	4	Other	Warrants of Ball Corporation	457(r)				0.0001531
Fees to be Paid	5	Debt	Guarantees of the Debt Securities	457(r)				0.0001531
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	Certain information has been omitted pursuant to Form S-3 Instructions to the Calculation of Filing Fee Tables and Related Disclosure 2(A)(iii)(c). An indeterminate aggregate initial offering price, principal amount or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices or upon conversion, exchange or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into, or exchangeable or exercisable for, such securities, including such shares of common stock or preferred stock as may be issued pursuant to anti-dilution adjustments determined at the time of offering. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), the Registrants are deferring payment of all of the registration fee. Any subsequent registration fees will be paid on a pay-as-you-go basis. The Registrants will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

[2]	See offering note 1.

[3]	See offering note 1.

[4]	See offering note 1.

[5]	See offering note 1. Issuable by Ball Advanced Aluminum Technologies Corp., Ball Asia Services Limited, Ball Beverage Can Americas Inc., Ball BP Holding Company, Ball Container LLC, Ball Corporation, Ball Glass Containers, Inc., Ball Holdings LLC, Ball Inc., Ball Metal Beverage Container Corp., Ball Metal Container Corporation, Ball Packaging, LLC, Ball Pan-European Holdings, LLC, Latas de Aluminio Ball, Inc., Rexam Beverage Can Company and USC May Verpackungen Holding Inc. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is payable in respect of the registration of the guarantees.